Exhibit 10.9

HUTCH

Contact Center & CRM Solution

DuoSoftware®

Table of Contents

1.0 Executive Summary	3

2.0 Scope of Work	3

2.1 Interactive Voice Response	3

2.1.1 Dynamic & Customizable IVR	4

2.1.2 Multiple Instances of IVR	4

2.2 Interaction Centers - Contact Handling	4

2.2.1 Call Queuing	4

2.2.2 Caller Identification	4

2.2.3 Call Management	5

2.2.4 Agent Status Management	5

2.2.6 Voice Logging	5

2.3 Administrative Interface	5

2.3.1 Operations Status Overview	6

2.3.2 Productivity Management	6

2.3.3 Agent Management	6

2.3.4 Message Broadcasting	6

2.4 Customer Relationship Management (CRM)	6

2.4.1 Customer Information Overview	7

2.4.2 Interaction Logging	7

2.4.3 Knowledge Base	7

2.5 Back Office Operations	8

2.5.1 Case Creation	8

3.0 Pricing and Terms of Agreement	9

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1.0 Executive Summary

DuoContact is a fully integrated contact center solution that provides Hutch the capability of operating and running your Contact Center and Customer Service operations efficiently, saving cost as well as maximizing revenue opportunities.

The key components of DuoContact are:

Call Handling: Handling of inbound calls by agents or Interactive Voice Response (IVR).

Interactive Voice Response (IVR): Provides interactive self-service functionality to your customers in order to reduce the burden on agents while improving customer convenience.

Automatic Call Distributor: Distributes calls among agents in a manner that the agent best equipped to handle the customer issue will receive the appropriate call.

Customer Relationship Management (CRM): Provides extensive information regarding your customers which can be retrieved at any point.

2.0 Scope of Work

2.1 Interactive Voice Response

Subscribers will have the facility of dialing 123 and connecting to the contact center. They will first be greeted by the Interactive Voice Response (IVR) which will direct a customer through a predefined call flow.

DuoContacts Interactive Voice Response system has been developed using state-of-the-art technology to enable a higher level of flexibility and productivity in the provision of customer services. The IVR system promotes interactive self-service functionality to Hutch calling customers. A script based IVR guiding system directs a calling customer to an appropriate contact center agent or to the Auto-Attendant.

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The Auto-Attendant is an intelligent system that provides your customers with automated access to information, without requiring the intervention of a live agent. The IVR can trigger SMS’ to customers based on specific requests.

DuoContacts IVR currently runs in Sinhala, Tamil and English at Hutch. The customer can select the required language option by pressing the desired key and be directed to the relevant agent accordingly.

2.1.1 Dynamic & Customizable IVR

The IVR system enables you to define and refine the functionality and workflow of your customer service operations. Duo Software will customize and change the scripts or flow at any point in time for Hutch in order to meet current and future requirements. This ensures that your IVR is dynamic and open to change at all times in your ever changing business environment.

2.1.2 Multiple Instances of IVR

DuoContacts IVR can be configured to accommodate several instances so that customers can connect with the contact center via different numbers. The separate numbers can be routed to different agents or IVR flow.

2.2 Interaction Centers - Contact Handling

The DuoContact system employs advanced methods for intelligently calls to agents. The Automated Call Distribution module ensures that all incoming calls are handled by the most appropriate customer service agent. DuoContact enables setting skill levels for agents based on language or any other skill routing the appropriate calls to the relevant agents.

2.2.1 Call Queuing

Call queues will be maintained of all inbound calls. Calls will be routed to the most appropriate agent based on agent skill level. Call queues can be viewed by the supervisors of the contact center at any point of time.

2.2.2 Caller Identification

The agents are given instant control and access to all information relating to the call and the customer from within the same interface. Caller ID, Language Preferences, Account Information, Previous Call History and every other piece of relevant information is available at the fingertips of each agent.

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2.2.3 Call Management

The agent console provides the facility of putting a call on hold or transferring a call to another party.

2.2.4 Agent Status Management

The following are the various status modes that the agent can be when logged in to DuoContact:

Idle Status: Agent should be on idle status to receive any calls.

Official Break: Agent can select this status when they take any official breaks. When in this status the agent won’t receive any calls.

Meal Break: When the agent is goes for meals they can set the status as “Meal Break”.

On Call: When an agent is answering a call the status will be “On Call”.

ACW: After finishing a call the ACW button will appear and it’ll count down the standard time after the call. The agent will then be automatically put on IDLE mode or if the given ACW time is not enough to finish the after call work the agent can freeze the ACW button, so that the system will stop the countdown. The agent will need to select the IDLE mode manually after completing the work.

2.2.5 SMS Interactions

DuoContact enables customers to interact with the contact center via SMS through integration with the Hutch SMS gateway. Agents will be able to reply to reply to SMS’ via the system.

2.2.6 Voice Logging

Every conversation between an agent and a customer is recorded by the DuoContact system. This enables the agents to attend to a customer’s call quickly, and then perform time consuming data entry tasks after hanging-up.

2.3 Administrative Interface

The Supervisor Console is the administrative module of the DuoContact system. It acts as the command center of the entire Contact Center operation providing supervisors with the facility to manage the operational workflow and providing management reporting for short term as well as long term decision making. The Supervisor Console provides one comprehensive interface which provides you complete access to the many different areas of your contact center functionality.

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2.3.1 Operations Status Overview

Supervisors can monitor the status of the contact centre using live statistical feeds relating to calls in progress, calls in queue, total number of inbound & outbound calls and average duration for calls and IVR access.

2.3.2 Productivity Management

The administrative interface also provides information on the status of every customer service agent. Supervisors can instantly see which agents are busy, who offline is and which agents are idling. Armed with the information provided by the Supervisor Console, managers are able to regulate, tweak and improve efficiency of people, processes and tools and achieve higher productivity.

2.3.3 Agent Management

Access rights and other security criteria are defined and customized using the Supervisor Console. The supervisors can also create profiles for each agent based on their skill such as language proficiency. Supervisors can further monitor which agents are online, on call, idle, or on official break.

2.3.4 Message Broadcasting

DuoContact facilitates broadcasting of messages to the entire contact center from a central point. The messages will be broadcast on the notice board on DuoContact which is accessible by all agents.

2.4 Customer Relationship Management (CRM)

DuoContact seamlessly integrates powerful Customer Relationship Management features into its interface. Customer service agents are able to instantly access every piece of information that relates to a customer. Duo Software understands the demanding requirements of the telecommunication industry and incorporates powerful CRM features to monitor customer interaction, complaints, inquiries and more in order to ensure that you push your brands better in the market and ensure that your customers are satisfied.

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Customer information such as account details, history of interactions and personal data are provided by DuoContact through its easy-to-use, unified interface.

2.4.1 Customer Information Overview

Availability of all information regarding a customer’s interactions with the contact center enables a comprehensive profile of the customer to be built on DuoContact. The information that can be stored includes extensive demographic information regarding a customer such as name, date of birth, identification information (NIC / Passport / Drivers License), company, address, subscriber type, SIM number, PUK etc. Integration with the IN system is carried out in order to access certain information.

Customer information can be added and updated by users based on user privileges assigned to them. Mobile numbers and customer information can be imported onto DuoContact.

2.4.2 Interaction Logging

All customer interactions with agents will be logged in DuoContact. Agents can log interactions as Complaints, Inquiries or Activities. Each interaction type can be subdivided into further subcategories.

Hutch can also specify any number of fields regarding a certain category of complaint, inquiry or action. This would help identify information specific to the interaction type which may be required.

The status of interactions if applicable can be maintained on DuoContact as Open, In Progress or Closed. The status can be assigned to the interaction by users, based on privileges assigned to them. Based on Hutch requirement default status can be assigned for certain types of interactions.

When closing complaints a result or reason for closure can be assigned. This will enable management teams to identify issues and relevant remedial action taken.

2.4.3 Knowledge Base

DuoContacts Knowledge Base allows you to integrate all details with regard to your products, services and brands in to the system. This will provide your agents with this information from DuoContact itself without having to switch to another application to search for product details. The knowledge base can be easily searched using keywords and comprehensive and simple navigation will provide the agent with access to all areas regarding the product or service required by the customer.

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2.5 Back Office Operations

Back office staff at Hutch will be able to use DuoContact to take action on certain complaints / inquiries / activities. Based on defined workflows relevant personnel will be kept informed regarding the complaint, inquiry or activity. DuoContacts task inbox will be populated with the relevant tasks. Each user will be able to access his / her task inbox.

2.5.1 Case Creation

When a certain number of complaints of a certain type are being made by customers within a given time frame, it is an indication that this matter requires urgent attention. DuoContact enables you to create a case for such situations. Creation of a case will generate an alert to all agents logged into DuoContact in order to keep them informed regarding the possibility of similar complaints being made.

Closure of a case will close all complaints attached to that case. This would facilitate quick identification of critical issues, and speedy resolution thereof.

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3.0 Pricing and Terms of Agreement

As per the discussions and mutual agreement the terms of engagement would be as follows.

Duo Software will provide the total DuoContact solution with functionality mentioned in the Scope of Work section of this document, and will include all current functions provided by DuoContact at Hutch presently. The renewed contracted period will be for three months commencing from 21st September 2015 to 20th December 2015. Upon completion of the three months the contract is extendable on a monthly basis and subject to negotiations based on duration of the renewal.

The total solution will include all required server side hardware, licensing, management, configuration and 24 X 7 onsite support.

The licensing quantities are as follows:

Description	Quantity
E1’s	8
Agent Consoles (in the event the number of licensing for agent console or back office console is not sufficient, Hutch may opt to switch amongst the back office, and agent console licenses + or – 20 seats, and not exceeding the total number of 120 seats)	40
Back Office Work Action Consoles	80
Supervisor Consoles	8

The price to be paid monthly throughout the lifetime of the contract (three months) is US$16,500/- per month.

Duo Software’s obligations are:

98% system uptime

Mean time between total system failures is 20 days

In the event Duo Software does not meet the above service levels, Hutch has the right to retain up to 20% of the monthly fee at the end of each month.

Exchange Rate: Payment needs to be made by Hutch at the end of each month and middle rate is applicable to the date of invoice.

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/s/ Ajeewan Arumugam
Ajeewan Arumugam

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